Exhibit 10.1

LIMITED LIABILITY COMPANY AGREEMENT
OF
HEXEGEN LLC

This Limited Liability Company Agreement (this “Agreement”) of Hexegen LLC, a Delaware limited liability company (the “Company”), is made as of May __, 2024, by and among the Members (the “Effective Date”).

ARTICLE 1
FORMATION
1.1Formation. The Company is a Delaware limited liability company formed pursuant to the Delaware Limited Liability Company Act (as may be amended from time to time, the “Act”) by the filing of a Certificate of Formation with the Delaware Secretary of State in accordance with the Act, and the rights and liabilities of the Members are as provided in the Act, except as herein otherwise provided. The Company shall execute such further documents and take such further actions as shall be appropriate to comply with the requirements of the Act for the operation of a limited liability company.
1.2Name. The name of the Company is Hexegen LLC.
1.3Principal Place of Business. The principal place of business of the Company shall be such place or places as from time to time may be determined by the Manager.
1.4Purpose. Unless otherwise unanimously determined by the Members, the purpose of the Company is to transact any and all lawful business of every kind and character for which limited liability companies may be organized under the Act.
1.5Qualification and Registration. The Company shall, as soon as practicable, take any and all actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Delaware. The Manager shall execute and cause to be filed original or amended certificates approved in accordance with the terms of this Agreement and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other jurisdictions in which the Company does business.
1.6Registered Office / Registered Agent. The Company’s registered office is located at 1209 Orange Street, Wilmington, Delaware 19801, and the name of its initial registered agent at such office is The Corporation Trust Company. The registered office and/or registered agent can be changed by the Manager with written notice to the Members. If the Company will change its registered office and/or its registered agent, then the Manager shall file, or cause to be filed, the necessary amendment with the Delaware Secretary of State in the form required by the Act.
1.7Term. The term of the Company shall be deemed to have commenced on the date that the Certificate of Formation of the Company was filed in the office of the Secretary of State of the State of Delaware and shall continue until the Company is dissolved in accordance with the provisions of this Agreement.
1.8Title to Property. All Property owned by the Company shall be owned by the Company as an entity, and no Member shall have any ownership interest in such Property in its individual name, and each Member’s respective interest in the Company shall be personal property for all purposes. At all times after its formation, the Company shall hold title to all of its Property in the name of the Company and not in the name of any Member.
1.9Entity Classification. The Members agree that the Company shall be classified as a partnership for U.S. federal income tax purposes, and the Members and the Company agree that they shall refrain from making any elections under the Regulations, and from filing any tax returns or reports, that are inconsistent with such classification unless and until the Members unanimously consent to a change in the U.S. federal income tax classification of the Company.
ARTICLE 2
DEFINITIONS

1933 Act has the meaning set forth in Section 7.2 hereof.

Act has the meaning set forth in Section 1.1 hereof.

Adjusted Balance means, for each Member with respect to the Member’s Class I Units, an amount equal to:

(i)$65.30 million for Member A and $10,000 for Member B, increased by
(ii)any additional amounts invested by such Member (including, in the case of Member A, the Company’s allocable share of capital expenditures, overhead, accounting and employee costs incurred by Nabors or any subsidiary thereof in relation to the NanoGen business of the Company), increased by
(iii)the amounts described in romanette (v) below for previous calendar quarters, reduced by
(iv)any distributions from the Company to such Member with respect to such Class I Units, and increased at the end of every calendar quarter by
(v)an amount equal to the product of (x) the average of the opening and closing amounts for such Member after applying (i), (ii), (iii) and (iv) above at the beginning and end of such calendar quarter above, and (y) 2%.

Adjusted Capital Account has the meaning set forth in Section 5.3(b) hereof.

Affiliate means, as to any Member or otherwise, a Person controlling, controlled by or under common control with such Member or other Person. For purposes of this definition, “control” means: (i) the ability to vote, directly or indirectly, stock or other equity securities having more than fifty percent (50%) of the voting power of all outstanding stock or other equity securities of an entity, (ii) the ability to otherwise direct the day to day operations of an entity, or (iii) such equivalent of (i) or (ii) for a not-for-profit company. Anthony G. Petrello shall be deemed to be an  Affiliate of  Member B.

Agreement means this Limited Liability Company Agreement (including all Exhibits hereto), as it may be amended, supplemented or restated from time to time.

Business Day means any day other than a Saturday, Sunday or a day on which commercial banks are authorized or required to close in New York City, New York.

Capital Account has the meaning set forth in Section 5.1 hereof.

Capital Contribution means, with respect to any Member, the amount of money contributed to the Company with respect to Units in the Company held or purchased by such Member, and any additional Capital Contributions made pursuant to Section 3.2.

Cause means a good faith determination by the vote of at least 75% of the independent members of the board of directors of Nabors that one or more of the following events exists or has occurred:

(a)Member B or any of its Affiliates pleads guilty or no contest to, or is convicted of, a felony or a crime involving moral turpitude; provided, however, if such conviction is reversed on a subsequent appeal, any termination for Cause shall not be considered to be a termination for cause by Nabors and void ab initio;
(b)there are facts and applicable law showing demonstrably that Member B or any of its Affiliates has materially breached a material written contractual obligation with Nabors; or
(c)Member B or any of its Affiliates knowingly violated any federal or state securities laws;

provided, however, that termination for “Cause” under (b) or (c) shall have not been deemed to have occurred unless: (i) such event, as determined by the independent members of the board of directors of Nabors, causes substantial harm to Nabors, (ii) upon becoming aware of any alleged breach, Nabors shall first provide written notice to Member B of the basis of the alleged breach in reasonable detail and shall provide Member B 90 days following such written notice to cure, correct, or mitigate the event so it does not become a basis for a termination for cause, (iii) if the alleged breach has been cured or corrected by Member B within 90 days of receipt of written notice, no “Cause” shall be found, (iv) if the conduct surrounding the alleged breach, although not capable of being cured or corrected, is nevertheless stopped or reversed, and Nabors has neither been materially financially harmed nor incurred substantial nonfinancial adverse effects, no “Cause” shall be found to exist and (v) in all events, prior to the board of directors of Nabors making any good faith determination by vote on the matter, Member B shall be afforded the opportunity upon reasonable notice, with counsel of his choosing, to be heard before the Nabors board of directors on the matter.

Class I Units means the shares of Class I membership units of the Company, from time to time issued by the Company, pursuant to that certain certificate of incorporation of the Company, as may be amended from time to time, subject to adjustment, upon the terms and conditions set forth therein.

Class II Units means the shares of Class II membership units of the Company, from time to time issued by the Company, pursuant to that certain certificate of incorporation of the Company, as may be amended from time to time, subject to adjustment, upon the terms and conditions set forth therein.

Code means the Internal Revenue Code of 1986, as amended (or any corresponding provision or provisions of any succeeding law).

Company has the meaning set forth in the introductory paragraph of this Agreement.

Company Confidential Information has the meaning set forth in Section 6.8(d) hereof.

Company Sale means (i) the sale or other disposition of all or substantially all of the assets of the Company, taken as a whole, or (ii) the sale, assignment or other disposition by the Company or the Members (whether by merger, consolidation, recapitalization, transfer of equity securities or otherwise) that results in the Members immediately prior to such transaction owning less than 50% of the voting power of the Units (or other entity resulting from such merger, consolidation or other business combination).

Compensatory Interest has the meaning set forth in Section 4.4 hereof.

Designated Individual has the meaning set forth in Section 6.9(a) hereof.

Dissolution Event has the meaning set forth in Section 8.1 hereof.

Distributable Cash Flow has the meaning set forth in Section 4.1 hereof.

Effective Date has the meaning set forth in the introductory paragraph of this Agreement.

Final Value has the meaning set forth in Section 4.3 hereof.

Fiscal Year means (i) the period commencing upon the formation of the Company in 2024 and ending on December 31, 2024, (ii) any subsequent twelve-month period commencing on January 1 and ending on December 31 and (iii) the period commencing on the immediately preceding January 1 and ending on the date on which all Property is distributed to the Members pursuant to Article 8 hereof.

Funding Failure means a determination by the board of directors of Nabors to cease funding the business of the Company, or to fund the business of the Company at a level below the reasonable needs of the business necessary to maintain an ongoing concern.

Government Authority means any United States or non-United States federal, state, municipal or local government, or political subdivision thereof, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body, and includes any entity acting on behalf of any of the foregoing.

Indemnitee has the meaning set forth in Section 6.6(b) hereof.

Liquidator has the meaning set forth in Section 8.2(a) hereof.

Manager(s) has the meaning set forth in Section 6.1 hereof.

Member means each Person executing this Agreement as a member or its permitted successor, and any Person subsequently admitted as a Member pursuant to the terms of this Agreement.

Member A means Nabors Energy Transition Solutions LLC.

Member B means Remington Energy I, LLC.

Member Representatives has the meaning set forth in Section 6.8(d) hereof.

Nabors means Nabors Industries Ltd.

Notice has the meaning set forth in Section 9.2 hereof.

Partnership Indemnitees has the meaning set forth in Section 6.9(g) hereof.

Partnership Representative has the meaning set forth in Section 6.9(a) hereof.

Person means an individual or a corporation, partnership (whether general or limited), trust, limited liability company, corporation, unincorporated organization, association or other entity or organization.

Profits Interest means a “profits interest” within the meaning of Internal Revenue Service Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by Revenue Procedure 2001-43, 2001-2 C.B. 191, and Internal Revenue Service Notice 200543, and any future Internal Revenue Service guidance.

Property means all real and personal property acquired by the Company, including cash, and any improvements thereto, and shall include both tangible and intangible property.

Purchase Notice shall have the meaning set forth in Section 7.2 hereof.

Regulations means the income tax regulations promulgated under the Code and in effect, as amended, supplemented or modified from time to time.

Revised Partnership Audit Provisions means Code sections 6221 through 6241 as originally enacted in P.L. 114-74, and as may be amended, and including any Regulations or other administrative guidance promulgated by the Internal Revenue Service thereunder or successor provisions and any comparable provision of non-U.S. or U.S. state or local law.

Tax Distributions means the distributions provided for in Section 4.2 hereof.

Termination Notice shall have the meaning set forth in Section 7.2 hereof.

Testing Event has the meaning set forth in Section 4.3.

Transfer means, directly or indirectly, any sale, assignment, transfer, pledge, hypothecation, granting a lien or other security interest, or other disposition of all or part of any membership units, shares, warrants or units consisting of shares and warrants, by operation of law or otherwise, voluntarily or involuntarily, by intestacy, will, trust or estate distribution, or inter vivos action. “Transferor” or “Transferee” shall have the correlative meanings.

Unit(s) means an issued and outstanding Class I or Class II Unit held by a Member as shown on Exhibit A, with each such Unit having such rights and obligations as set forth herein (including a Member’s right to receive distributions of the Company’s assets).

ARTICLE 3
CAPITALIZATION OF THE COMPANY
3.1Units.
(a)Interests in the Company shall be represented by Units. Holders of Units shall be entitled to profits, losses and distributions made by the Company, as set forth in this Agreement. The Members and Manager agree and acknowledge that the Units shall entitle the holders thereof to share in the profits, losses, distributions, and other economic rights and liabilities attributable to the Units in accordance with this Agreement.
(b)Each holder of Units is set forth on Exhibit A hereto. Upon any update or change to Exhibit A, the Manager shall provide each Member with an updated Exhibit A.

(c)As of the date hereof, each Unit shall correspond to either one Class I Unit or Class II Unit, respectively.
(d)As of the date hereof, each Member shall have made the Capital Contribution in respect of the Units held by such Member to the Company as set forth next to such Member’s name on Exhibit A attached hereto.
(e)Except as expressly set forth herein, no Member shall have the right to vote, under the Act or otherwise, on any matter regarding the conduct or management of the business of the Company. Where a vote of the Members is expressly provided herein, each Member shall have the right to one vote for each Unit held by such Person as to all matters submitted to a vote of the Members.
3.2Additional Capital Contributions. In the event that the Manager determines that the Company shall incur operating expenses directly attributable to the management and/or operations of the Company, the Manager shall be permitted to request that the Members make additional Capital Contributions, pro rata based on the number of Class I Units held by each Member; provided, however, Member B shall not be required to make any such additional Capital Contribution without its consent. Member A shall be required to contribute additional capital pursuant to a capital call or other request made by the Manager in its sole discretion, including for purposes of funding the operations of the Company. The value of any non-cash contribution by Member A pursuant to the foregoing, including the allocable share of office overhead and accounting and employee costs, shall be determined by the Manager in its sole discretion.
3.3Interest. Except as otherwise provided herein, no Member shall be entitled to receive interest on its Capital Contributions made pursuant to Section 3.1 hereof.
3.4Adjustment to Units. The Manager, after having obtained the unanimous approval of the Members, shall have the authority to cause the Company to forfeit, transfer or exchange Units, including for no consideration, or amend the terms under which the Units were issued or any restrictions or other provisions relating to the Units set forth in the instruments establishing the same (including voting in favor of any such amendment) or enter into any other arrangements with respect to the Units. The Manager shall be authorized to effectuate such forfeitures, transfers, earn-outs, restrictions, amendments or arrangements in such amounts and pursuant to such terms as unanimously approved by the Members. Any such forfeitures, transfers, earn-outs, restrictions amendments or arrangements shall apply in the same manner and pro rata to all Units, and if the Manager enters into any agreement that gives it the right to earn back or restore the value or original terms of any Units that were the subject of any such forfeitures, transfers, earn-outs, restrictions, amendments or arrangements, all holders of Units shall be provided the same rights on a pro rata basis.
ARTICLE 4
DISTRIBUTIONS
4.1Distributions. Subject to applicable law and as provided in Section 4.2, Section 4.4 and Article 8 hereof, the Company shall make distributions of all capital, earnings, income and other distributable items from the Company at such times and in such manner as follows:

(a)distributions shall be made at such times as the Manager shall determine from time to time;
(b)distributions take the form of cash unless otherwise agreed by the Members; and
(c)any distributions determined by the Manager to be made shall be made to the Members as follows:
(i)first to the Members holding Class I Units pro rata in proportion to their relative Adjusted Balances until the Adjusted Balance of each such Member is $0; and
(ii)thereafter, 90% to holders of Class I Units (pro rata in accordance with the number of Class I Units) and 10% will go to holders of Class II Units.

4.2Tax Distributions. Tax Distributions shall be made to the Members on each estimated payment date for taxes and following each tax year equal to the product of (i) the amount of taxable income allocated to such Member and (ii) the applicable tax rate (i.e., the corporate rate with respect to Member A and the individual rate with respect to Member B). Tax Distributions shall be treated as advances and shall reduce future distributions to each Member, including amounts payable pursuant to Section 4.1, Section 4.3 and Section 8.2 (without duplication).

4.3Valuation. On the earlier of (i) the fifth anniversary of the Effective Date, (ii) a Funding Failure, (iii) a Company Sale or (iv) on each sale or other disposition of all or material assets of the Company and its Subsidiaries (each, as applicable, a “Testing Event”), the Company will be valued by an independent third party appraiser selected by the Audit Committee of Nabors, subject to Member B’s consent to the appraiser which consent shall not be unreasonably withheld, conditioned or delayed (such value, the “Final Value”; provided, that the Final Value in the event of a Company Sale will be the valuation of the Company implied by such Company Sale). If upon a Testing Event the Final Value exceeds the Adjusted Balance of Member A, then Member A shall pay, or cause to be paid, to Member B an amount equal to the amount the holders of Class II Units would receive if the business was sold for the Final Value and the proceeds were distributed in accordance with Section 8.2. Member A shall satisfy the obligation pursuant to this Section 4.3 with cash unless Member A, in its sole discretion, determines to satisfy all or a portion of the value with Nabors common stock having a value equal to the amount of cash otherwise payable to Member B, using the trailing 10-day volume-weighted average closing sale price (regular way) of a share of Nabors common stock as of the Business Day ending immediately prior to the payment date as reported on the NYSE (as published in The Wall Street Journal). All outstanding Class II Units shall automatically be cancelled upon payment to the holders of Class II Units of such amount.

4.4Profits Interest. The Class II Units are intended to be treated as Profits Interests and the provisions of this this Agreement shall at all times be interpreted in a manner consistent with such intent. Accordingly, the portion of a Member’s Capital Account associated with each Class II Unit at the time of its issuance shall be equal to zero. The Company and each holder of a Class II Unit shall file all federal income tax returns (and state, local and foreign tax returns where applicable) consistent with this Section 4.4 and the characterization of the Class II Units as Profits Interests, although none of the Manager, the Company or any Member makes any representation as to the tax treatment of the Class II Units. The Manager shall have the right to amend this Agreement without the approval of any other Member upon publication of final regulations in the Federal Register (or other official pronouncement) to (i) direct and authorize the election of a safe harbor under Treasury Regulations section 1.83-3(1) (or any similar provision) under which the fair market value of a partnership interest that is transferred in connection with the performance of services (“Compensatory Interest”) is treated as being equal to the liquidation value of that interest, (ii) provide for an agreement by the Company and all of its Members to comply with all the requirements set forth in such regulations and Notice 2005-43 (and any other guidance provided by the IRS with respect to such election) with respect to all Compensatory Interests while the election remains effective and (iii) provide for any other related amendments. The Manager shall have the discretion to make any determinations required under this Section 4.4 including as to the extent to which a Class II Unit will be excluded from participating in Company distributions on account of this Section 4.4. Subject to the foregoing limitations, distributions shall be made to holders of Class II Units without regard to vesting.

4.5Limitation Upon Distributions. Notwithstanding any other provision contained in this Agreement to the contrary, no distribution shall be made to any Member to the extent prohibited under the Act and, prior to a Dissolution Event, there will be no distribution of assets other than cash or securities to any Member.

4.6Required Withholding. The Company is authorized to withhold from distributions to a Member (including from any distributions in kind), or with respect to allocations to a Member, and to pay over to a federal, state, local or foreign government, any amounts required to be withheld pursuant to the Code, or any provision of any other federal, state, local or foreign law. All amounts withheld pursuant to this Section 4.6 shall be treated as amounts distributed to the relevant Member or Members at the time such amount is withheld for all purposes of this Agreement.

ARTICLE 5
CAPITAL ACCOUNTS AND ALLOCATIONS
5.1Capital Accounts. There shall be established on the books and records of the Company a capital account (a “Capital Account”) for each Member with each Member’s Initial Capital Account set forth on Exhibit B. Each Member’s Capital Account shall be maintained in accordance with Code section 704(b) and the Regulations promulgated thereunder and adjusted as follows by (i) increasing such balance by (a) such Member’s allocable share of each item of the Company’s income and gain for such taxable period (allocated in accordance with Section 5.2) and (b) the capital contributions, if any, made (or deemed made) by such Member during such taxable period and (ii) decreasing such balance by (a) the amount of cash or the fair market value of securities or other property distributed to such Member pursuant to this Agreement and (b) such Member’s allocable share of each item of the Company’s loss and deduction for such taxable period (allocated in accordance with Section 5.2).  Each Member’s Capital Account will be further adjusted with respect to any special allocations or adjustments pursuant to this Agreement.
5.2Regular Allocations of Profits and Losses. Except as otherwise provided in Section 4.4 and herein, after giving effect to the allocations under Section 5.3 and other required allocations pursuant to Regulations sections 1.704-1 and 1.704-2, each item of income, gain, loss or deduction of the Company (determined in accordance with U.S. federal income tax principles as applied to the maintenance of capital accounts) for each Fiscal Year or other period shall be allocated to each Member’s Capital Account, as of the end of each taxable period, in a manner that will cause each Member’s Capital Account to equal, as closely as possible, (i) the amount such Member would receive if all assets of the Company on hand at the end of such taxable period were sold for cash equal to their adjusted bases for “book” purposes under Code section 704(b), all liabilities of the Company were satisfied in cash in accordance with their terms (limited in the case of non-recourse liabilities to the adjusted basis (for “book” purposes under Code section 704(b)) of the property securing such liabilities) and all remaining or resulting cash were distributed to the Members under Article 4 minus (ii) such Member’s share of “partnership minimum gain” and “partner nonrecourse debt minimum gain” (as such terms are defined in the Regulations), computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets. The Manager may adjust such allocations pursuant to this Section 5.2 as may be necessary to ensure that such allocations are in accordance with the interests of the Members withing the meaning of Code section 704 and the associated Regulations thereunder. All matters concerning allocations for U.S. federal, state, local and non-U.S. income tax purposes, including accounting procedures, not expressly provided for by the terms of this Agreement shall be determined in good faith by the Manager.
5.3Regulatory Allocations.
(a)Allocations of individual items of income and gain will be made in accordance with the “minimum gain chargeback,” “partner nonrecourse debt minimum gain chargeback” and “qualified income offset” provisions of the Regulations promulgated under Code section 704(b).
(b)Notwithstanding any provision hereof to the contrary, no items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have a deficit balance in its Adjusted Capital Account (or increase any existing deficit balance in its Adjusted Capital Account) at the end of a taxable period. All items of loss and expense in excess of the limitation set forth in this Section 5.3(b) shall be allocated to the Members who do not have a deficit balance in their Adjusted Capital Accounts in proportion to their relative positive Adjusted Capital Accounts but only to the extent that such items of loss and expense do not cause any such Member to have a deficit in its Adjusted Capital Account. For this purpose, “Adjusted Capital Account” means the Capital Account maintained for each Member, (i) increased by any amounts that such Member is obligated to restore or is treated as obligated to restore under Treasury Regulations sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5), and (ii) decreased by any amounts described in Regulations section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) with respect to such Member. The foregoing definition of “Adjusted Capital Account” is intended to comply with the provisions of Treasury Regulations sections 1.704-1(b)(2)(ii)(d) and 1.704-2 and shall be interpreted consistently therewith.
(c)Items of income, gain, loss, expense or credit resulting from an adjustment in the amount of any item of income, gain, loss, deduction, or credit of the Company, or any Member’s distributive share thereof, to the extent such adjustment results in an “imputed underpayment” as described in Code section 6225(b) or any analogous provision of state or local law shall be allocated to the Members in accordance with the applicable provisions of

Code sections 6221 through 6241 and the Regulations promulgated thereunder and Section 6.9(f).
5.4Tax Allocation Rules. Except as necessary to comply with Code section 704(c) and the Regulations promulgated thereunder, all items of income, gain, loss, deduction and credit of the Company for federal income tax purposes shall be allocated among the Members, to the extent permitted under the Code and the Regulations, in the same manner that each such item is allocated to the Members’ Capital Accounts under Sections 5.2 and 5.3.
ARTICLE 6
MANAGEMENT
6.1Management Generally. Subject to the Members’ rights to approve certain actions of the Company as set forth in this Agreement, the management and control of the Company shall be vested exclusively in the “Manager”. Except as otherwise provided in this Agreement, no Member in its capacity as such shall have any part in the management or control of the Company nor have the authority or right to act on behalf of the Company in connection with any matter. The initial Manager is Member A. The Manager shall hold such office until his, her or its resignation as a Manager, or his, her or its earlier termination of existence, death, disability, or removal. A Manager may resign at any time without penalty or liability upon 90 days’ prior written notice to the other Members. In the event of the resignation, termination of existence, death, or disability of a Manager, a replacement Manager shall be appointed with the unanimous consent of the Members.
6.2Authority of the Manager. Subject only to the limitations specifically set forth in this Agreement, the Manager shall have full authority to bind the Company by execution of documents, instruments, agreements, contracts or otherwise, and to do all lawful acts as are not by statute or this Agreement directed or required to be exercised or done by the Members and to authorize the Company’s officers to take any and all such acts.
6.3Compensation; Use of Agents; Officers.
(a)The Manager shall not be entitled to compensation for the performance of their duties hereunder. The Manager shall be entitled to reimbursement for reasonable and normal business expenses that the Manager incurs in providing services under this Agreement, provided that the Manager seeking reimbursement provides appropriate supporting documentation to the Company.
(b)The Manager may, from time to time, retain any Person to provide services to the Company. The Manager is entitled to rely in good faith upon the recommendations, reports, advice or other services provided by any such agent, which, when appointed, was reasonably believed by the Manager to be qualified to provide such recommendation, reports, advice or other services. The Manager may from time to time appoint officers of the Company as the Manager deems necessary, including but not limited to a Chairman, a Chief Executive Officer, a Chief Financial Officer, a President and such other officers as the Manager deems necessary, each of which shall have the authority and responsibility and serve for the term designated by the Manager or as agreed to by the officer and the Company. Exhibit B attached hereto lists the names and titles of the current officers of the Company. None of the officers shall be deemed managers as that term is used in the Act, but each officer shall be deemed an agent of the Company. The Manager in its sole discretion can remove officers at any time, and an appointed officer, if any, may resign upon 15 days prior written notice to the Manager. The Manager may fill any officer vacancies.
6.4Members’ Consent.
(a)Except as otherwise specifically provided in this Agreement, for any action requiring the consent of the Members under this Agreement or the Act, the Members can act either (i) through a unanimous resolution approved by all of the Members or (ii) a unanimous written consent signed by all of the Members. A regular meeting of the Members may be scheduled by either Member. The Members may hold their meeting (if applicable) at the principal business office of the Company or such other place as they may agree. Any Member can participate in a meeting by means of a conference telephone or other communications equipment by which all persons participating in the meeting can speak to and hear each other.
(b)Notwithstanding anything else herein to the contrary, and other than as required by this Agreement, the following actions require the unanimous consent of the Members:
(i)To admit a new Member (other than the initial Members);
(ii)To enter into any transaction with a Member or an Affiliate of a Member except as expressly permitted pursuant to the terms of this Agreement;
(iii)To amend the Certificate; and
(iv)To take any other action that requires the consent of the Members pursuant to the terms of this Agreement.
6.5Accounting and Financial Information.
(a)Maintenance of Records. The Company’s accounting records shall be maintained at the location where the Company maintains its books and records. The Company shall keep its accounting records and shall report its income for income tax purposes on the method of accounting selected by the accountants normally servicing the books and records of the Company.
(b)Reports. The Company’s authorized officers shall cause to be prepared and timely filed all income and other tax and informational returns of the Company required to be filed with the IRS and any other applicable Government Authorities.
(c)Access to Records. Each Member and his, her or its authorized representative(s) shall be entitled to reasonable access to the records of the Company during regular business hours and upon reasonable advance notice, in each case in connection with the transactions contemplated by this Agreement or other agreements contemplated herein; provided, that, the Members in their capacity as such shall use reasonable efforts to minimize the disruption to the Company’s business resulting from such requests or such access.
6.6Duties; Indemnity.
(a)Notwithstanding anything to the contrary contained in this Agreement, to the fullest extent permitted by applicable law (including, without limitation, Section 18-1101 of the Act), the parties hereto expressly agree that no Member (including any officer, director, partner, principal, employee, agent or other Affiliate of any Member) or the Manager shall have any duties (including, without limitation, fiduciary duties) to the Company, or any other Person or group of Persons that is a party to, beneficiary of or otherwise bound by this Agreement; provided, that the foregoing shall not limit or eliminate liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.
(b)Subject to Section 6.6(a) hereof, the parties hereto also expressly agree that no Member (including any officer, director, partner, principal, employee, agent or other Affiliate of any Member), the Manager, or officer, employee or agent of the Company or any of its subsidiaries or Affiliates shall have any liability, responsibility or accountability in damages or otherwise to any Member or the Company for any debt, obligation, or liability of, or loss suffered by the Company that arises out of any act or omission performed or omitted by such person, except to the extent of acts or omissions that constitute fraud, gross negligence, willful misconduct, a knowing violation of law, or a breach of this Agreement by such person. The Manager, such Members owned or controlled by the Manager, the Members, and any officer, employee or agent of the Company or any of its subsidiaries or Affiliates (each hereinafter referred to as an “Indemnitee”) shall be indemnified by the Company, and the Company hereby agrees to indemnify, pay, protect and hold harmless the Indemnitee (on the demand of and to the satisfaction of such Indemnitee), to the fullest amount available or permitted under the Act, from and against any and all liabilities, obligations, losses, damages, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature arising by reason of the fact that such Indemnitee is or was a Member, a Manager, or officer, employee or agent of the Company or is or was serving as a director, officer or other representative of a subsidiary or an Affiliate of the Company at the request of the Company except to the extent of acts or omissions that constitute fraud, gross negligence, willful misconduct, a knowing violation of law, or a breach of this Agreement by such Indemnitee. The foregoing indemnification includes, without limitation, all reasonable legal fees, costs and expenses of defense, appeal and settlement of any and all suits, actions or proceedings instituted against such Indemnitee or the Company and all costs of investigation in connection therewith that may be imposed on, incurred by or asserted against the Indemnitee or the Company in any way relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of the Company, or on the part of the Indemnitee, except to the extent of acts or omissions that constitute fraud, gross negligence, willful misconduct, a knowing violation of law, or a breach of this Agreement by such Indemnitee. If any action, suit or proceeding shall be pending against the Company or the Indemnitee relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on either of their parts, the Indemnitee shall have the right to employ, at the expense of the Company, separate counsel of its choice in such action, suit or proceeding if and to the extent that a bona fide conflict of interest may exist between or among such Indemnitee and the Company or any other Indemnitee hereunder. The satisfaction of the obligations of the Company under this Section 6.6 shall be from and limited to the assets of the Company, and no Member shall have any personal liability on account thereof.
(c)The Manager may grant indemnification rights to any Person involved in any action, suit or proceeding by reason of the fact that he, she or it is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other entity, except to the extent of acts or omissions that constitute fraud, gross negligence, willful misconduct, a knowing violation of law, or a breach of this Agreement by such person.
(d)Any expenses (including attorneys’ fees) incurred by any Indemnitee in defending any action, suit or proceeding shall be paid by the Company in advance of the final disposition of such matter if such Indemnitee expressly agrees to repay in full all such amounts if such Indemnitee shall ultimately be determined not to be entitled indemnification under Section 6.6(b) or (c) hereof.
6.7New Members. Except for a Transferee who receives a Unit in a Transfer permitted under Article 7 hereof, a new Member may be admitted only with the unanimous consent of the Members pursuant to Section 6.4(b)(i) hereof. Such new Member shall make such Capital Contribution (if any) and shall receive the Unit(s), and shall otherwise be admitted upon such terms and conditions, as approved by the Members. Admission of a new Member is conditioned upon the execution of a counterpart copy of this Agreement by such new Member or a confirmatory document in which such new Member agrees in writing to observe all the terms and conditions of the Agreement, together with such other documentation as the Members may require, and upon such admission, the Manager shall amend Exhibit A to reflect the ownership interest of the new Member.
6.8Rights and Obligations of Members.
(a)Rights and Obligations of a Member. A Member shall not be personally liable for any of the debts of the Company or any of the losses thereof, whether arising in tort, contract, or otherwise, beyond the Capital Contribution made by such Member to the Company; provided, that a Member may be required to repay distributions made to it as provided in Section 18-607 of the Act. The Manager, Members and Affiliates of a Member shall not have any personal liability for the repayment of any Capital Contribution of any Member.
(b)Transactions with the Company. A Member (or its Affiliate), including the Manager, may lend money to and transact other business with the Company, and shall have the same rights and obligations with respect thereto as a person who is not a Member.
(c)Confidentiality. Each Member shall keep confidential and not disclose any Company Confidential Information (as defined below) without the express consent of the Company, unless such disclosure shall be required by applicable law, governmental rule or regulation, court order or administrative or arbitration proceeding having jurisdiction over such person. Notwithstanding the foregoing, such Member may disclose Company Confidential Information to: (i) lenders and prospective lenders of such Member or its Affiliates, (ii) parties (actual or prospective) to business combinations with such Member or its Affiliates and (iii) its Affiliates, directors, officers, partners, employees, attorneys, accountants and advisors of such Member or its Affiliates (“Member Representatives”); provided, however, that such Member take commercially reasonable precautions (including the requirement that the recipient of such disclosure pursuant to items (i) and (ii) execute a confidentiality agreement containing terms no less restrictive than those set forth in this Section 6.8(d)) to ensure that the Company Confidential Information will be kept confidential by the recipient of such disclosure; provided, further, that, without the Company’s express prior written consent, such Member shall not disclose any Company Confidential Information that constitute trade secrets (including secret formulas, designs, drawings and other technical information related to products or services of the Company or a portfolio company) or any confidential information that Nabors or any of its

Affiliates is legally obligated to maintain as confidential. “Company Confidential Information” means Company information that is not already available through publicly available sources of information (other than as a result of disclosure by such Member) and is designated in writing as confidential. Company Confidential Information includes, without limitation, information that pertains or relates to (i) the business and affairs of the Company, (ii) any investments or proposed investments of the Company (including the amount thereof or the identity of any managers with which the Company invests), or (iii) any other material Company matters. In the event that any Member or any of its Member Representatives is required to disclose any of the Company Confidential Information, such Person shall use commercially reasonable efforts to provide the Company with prompt prior written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement, and such Person shall use its commercially reasonable efforts to cooperate with the Company in any effort to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this Section 6.8(d), such Member or its Member Representatives will furnish only that portion of the Company Confidential Information that is required and shall exercise their commercially reasonable efforts to obtain reliable assurance that the Company Confidential Information will be accorded confidential treatment.
6.9Tax Matters.
(a)Partnership Representative. The Manager (or such other Person appointed by the Manager) shall be designated the “Partnership Representative” as described in Code section 6223 of the Revised Partnership Audit Provisions and the Regulations promulgated thereunder (such Person the “Partnership Representative”) (and, for each taxable year of the Company, the Company shall appoint an individual selected by the Partnership Representative as the designated individual appointed by the Company pursuant to Treasury Regulations section 301.6223-1 (and any similar provision of state, local or foreign law) (the “Designated Individual”), and the Company shall revoke such appointment if and only if instructed to do so by the Partnership Representative).
(b)Tax Examinations and Audits. The Partnership Representative and Designated Individual are authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by Government Authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Partnership Representative and the Designated Individual shall keep the Members apprised of all material tax proceedings relating to the Company. Each Member agrees to cooperate with the Partnership Representative and the Designated Individual and to do or refrain from doing any or all things reasonably requested by the Partnership Representative and the Designated Individual with respect to the conduct of examinations by Government Authorities and any resulting proceedings. Each Member agrees that any reasonable action taken by the Partnership Representative and the Designated Individual in connection with audits of the Company shall be binding upon such Members and that such Member shall not independently act with respect to tax audits or tax litigation affecting the Company.
(c)Income Tax Elections. The Partnership Representative shall have sole discretion to make any tax election it deems advisable on behalf of the Company. Each Member expressly agrees that it shall take any resulting adjustment into account as provided in Code sections 6225(c)(2) or 6226(b) of the Revised Partnership Audit Provisions and any other applicable Revised Partnership Audit Provision and that the Company shall be entitled to take any action or make any election contemplated by Code section 6225(c), 6226, or 6227 of the Revised Partnership Audit Provisions and any other provision of the Revised Partnership Audit Provisions. In making any election or taking any other action under the Revised Partnership Audit Provisions and in any similar capacity under state, local or non-U.S. law, as applicable, the Partnership Representative will cause to be taken into account the tax status of a Member (or of its direct or indirect owners) and, if the Company is subject to any tax liability under such rules, then the Partnership Representative will act in good faith to reasonably determine the allocation of any such tax liabilities among the Members, ensuring that a Member receives the benefit of any reduction in a tax liability resulting from the tax status of such Member (or of its direct or indirect owners).
(d)Tax Returns and Tax Deficiencies. Each Member agrees that such Member shall not treat any Company item inconsistently on such Member’s federal, state, foreign or other income tax return with the treatment of the item on the Company’s return. The Partnership Representative shall have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes) will be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member.
(e)Tax Returns. At the expense of the Company, the Manager shall endeavor to cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company owns property or does business. As soon as reasonably possible after the end of each Fiscal Year, the Manager will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, IRS Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such Person’s federal, state and local income tax returns for such Fiscal Year on a timely basis.
(f)Indemnification. Notwithstanding the foregoing, each Member hereby agrees to indemnify, in an amount equal to such Member’s distributive share as determined by the Partnership Representative, the entire amount paid or payable, to the fullest extent permitted by law, by the Company, the Partnership Representative or the Designated Individual, and the subsidiaries, parents, affiliates, successors and assigns, and persons serving as officers, directors, partners or employees, agents or representatives of the Company or the Partnership Representative (the “Partnership Indemnitees”) attributable to or as a result of the Revised Partnership Audit Provisions or any audit or proceeding with respect thereto, including, but not limited to, any interest, penalty, addition to tax, or additional amount which relates to an adjustment to any such item or share, damages, liabilities, losses, taxes, fines, penalties, costs and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever which may be sustained or suffered by any Partnership Indemnitees relating thereto. The obligations of a Member under this Section 6.9(f) shall survive such Member’s Transfer of its Units and the termination, dissolution, liquidation, or winding up of the Company.

ARTICLE 7
TRANSFER OF INTERESTS
7.1No Transfers.
(a)General. Except as otherwise provided in this Article 7 or with the unanimous consent of the Members, no holder of a Unit may Transfer all or any portion of such Unit. Any Transfer of a Unit not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.
(b)Permitted Transfers. Notwithstanding Section 7.1(a) hereof, the following Transfers of all or any portion of a Member’s Unit holdings shall be permitted: (i) a Transfer to an existing Member or an Affiliate of an existing Member, (ii) in the case of a corporation, partnership, or limited liability company, a Transfer to its stockholders, partners or members or to one or more of its Affiliates; (iii) a Transfer by a Member to his or her immediate family or a trust or other entity formed for legitimate estate planning or other domestic planning purposes, provided, however, that such Member shall retain and continue to have exclusive voting and other management rights with respect to such Units after any such Transfer to a trust or other entity formed for such purposes, and any such permitted transferee shall continue to be  bound by this provision; or (iv) in the event of the death or disability of a Member, a Transfer to such Member’s heirs or estate.
7.2Option to Purchase.
(a)In the event of a Funding Failure, Member B shall have the right to purchase all (but not less than all) of Member A’s interests in the Company pursuant to this Section 7.2 (the “Purchase Option”) by delivering written notice of its intention to exercise such purchase option within 45 Business Days of receiving notice of the funding failure (such written notice, the “Purchase Notice”). Once delivered, a Purchase Notice shall be irrevocable except as otherwise mutually agreed by the Members.
(b)Following Member B’s receipt of the Purchase Notice, the Members shall have 45 Business Days to agree upon a purchase price for Member A’s interests. In the event the Members cannot agree on a purchase price, such purchase price shall be determined by an independent third-party appraiser selected by the Audit Committee of Nabors, subject to Member B’s consent to the appraiser which consent shall not be unreasonably withheld, conditioned or delayed. In determining the price of Member A’s interests, the appraiser shall not include any control premium or any discounts due to the illiquid nature of such interests.
(c)The closing of the Purchase Option shall take place on a date to be specified by the Members which, subject to any required governmental approvals, if applicable, shall be no later than 30 Business Days following the final determination of the purchase price in accordance with Section 7.2(b), or such other date as may be mutually agreed in writing by the Members. The Members shall act in good faith to cause such closing to occur on such date as determined by the foregoing sentence, including using their reasonable best efforts to obtain any required governmental approvals as promptly as practicable. At the closing of the Purchase Option, Member A shall sell, and Member B, or such Affiliate(s) of Member B as it may designate, shall purchase all (but not less than all) of Member A’s interests in the Company free and clear of all liens and encumbrances (other than those arising under this Agreement).

(d)Each Member shall, and shall cause each of its Affiliates to, take such actions and execute such documents and instruments as may be necessary or desirable in order to consummate expeditiously the transactions required by this Section 7.2.
7.3Transfer Restrictions. Each Member acknowledges that the Units have not been registered under the Securities Act of 1933, as amended (the “1933 Act”) or any state or other securities laws, in reliance on applicable exemptions. Therefore, each Member agrees that the Units shall be nontransferable, except in compliance with the 1933 Act and applicable state securities laws, and any attempted Transfer not in compliance shall be void ab initio. As an additional condition precedent to the Transfer of any Unit, the Manager may require an opinion of counsel satisfactory to the Manager that such Transfer will be made in compliance with the 1933 Act and applicable state securities laws, and such transferor shall be responsible for paying any attorneys’ fees incurred in connection with the opinion. Notwithstanding anything to the contrary contained in this Agreement, any Transfer that would cause the Company to be treated as a “publicly traded partnership” within the meaning of Code section 7704 shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.
7.4Effect of Transfer; Transferees Bound. A Person shall cease to be a Member, and shall not be entitled to exercise any rights or powers of a Member, upon a Transfer of all of such Person’s Unit(s) in the Company. All Transferees shall be required to execute either (i) a counterpart copy of this Agreement or (ii) a confirmatory document in which they agree in writing to observe all of the terms and conditions of this Agreement before such Transferee is admitted as a Member (to the extent such Person is not a Member before such Transfer). The Manager shall amend Exhibit A attached hereto to reflect the ownership of Units immediately after the Transfer.

ARTICLE 8
TERMINATION AND DISSOLUTION
8.1Dissolution. The Company shall be dissolved solely upon the occurrence of any one of the following events (each a “Dissolution Event”):
(a)The unanimous consent of the Members to dissolve;
(b)The entry of a decree of judicial dissolution pursuant to the Act;
(c)The occurrence of an event that makes it unlawful for all or substantially all of the business of the Company to be continued, but, for this purpose, any cure of illegality within 90 days after notice of the event to the Company shall be effective retroactively to the date of the event;
(d)The consummation of a Company Sale;
(e)At the election of Member A, if there is Cause; or
(f)An administrative dissolution of the Company.
8.2Dissolution Procedure.
(a)Winding Up, Liquidation, and Distribution of Assets. Upon dissolution of the Company, unless it is reconstituted and continued, the Manager or its designee (the “Liquidator”) shall immediately proceed to wind up the affairs of the Company. As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made, by a recognized firm of certified public accountants, of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution shall occur or the final liquidation shall be completed, as applicable. The Liquidator shall have full power and authority to sell, assign and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and businesslike manner and on such terms and conditions as it deems necessary or advisable, without the consent of the Members; provided, however, that the sale, assignment or encumbrance of any Company assets shall require the consent of the Manager. Upon liquidation of the Company, the assets of the Company shall be applied in the following manner and order of priority:
(i)First, to the payment and discharge of all debts and liabilities of the Company to creditors in the order of priority as provided by law, and of the costs and expenses of liquidation;
(ii)Second, to establish such reserves as the Liquidator deems reasonably necessary or advisable, or as required by the Act, to provide for the contingent liabilities of the Company in connection with the liquidation of the Company;
(iii)Third, to the payment and discharge of all debts and liabilities of the Company to the Members who may be creditors in the order of priority as provided by law; and
(iv)Fourth, to the Members in accordance with Section 4.1 hereof.
(b)Complete Distribution. The distribution of cash or Property to a Member in accordance with the provisions of this Section 8.2 shall constitute a complete return to the Member in respect of its Capital Contributions and a complete distribution to the Member of its interest in the Company and the Company’s Property.
(c)Dissolution Documents.
(i)Upon completion of the winding up, liquidation and distribution of the assets as described in Section 8.2(b) hereof, the Company shall be deemed terminated. Furthermore, when all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the Company’s remaining Property and assets have been distributed to the Members, the certificate of cancellation shall be executed, verified by the persons signing the certificate and filed by the Manager, or, if no Manager shall then be serving, the Liquidator, with the Delaware Secretary of State. The certificate of cancellation shall be in the form required by the Act. The Manager or Liquidator, as the case may be, shall execute and file, in a timely manner, any other documents in any other jurisdictions which may be required in connection with the dissolution of the Company.
(ii)Upon the issuance of the certificate of cancellation, the existence of the Company shall cease, except for any purposes as provided for in the Act.
8.3Return of Contribution. Except as provided by law, the Act or as specifically set forth in this Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the Company’s assets remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return the Capital Contributions of one or more Members, such Member or Members shall have no recourse against any other Member, or the Manager, or any officer of the Company or any of their Affiliates.
ARTICLE 9
GENERAL PROVISIONS
9.1No Third Party Rights. This Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, the Members and their successors and assignees. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Agreement or any agreement between the Company and the Members with respect to any Capital Contribution or otherwise.
9.2Notifications. Except as expressly provided elsewhere in this Agreement, any notice, demand, consent, election, offer, approval, request, or other communication (collectively, a “Notice”) required or permitted under the Act or this Agreement must be in writing and shall be delivered in person, by facsimile or e-mail with confirmation or by overnight delivery service with receipt, to the address shown on Exhibit A attached hereto. Notice to the Company must be addressed to the Company’s principal office. Notice shall be deemed received: (i) if by personal delivery, on the date delivered, (ii) if by telecopy or e-mail, on the date confirmed or (iii) if by overnight delivery service, on the date delivered. Any party may designate, by Notice to all of the others, substitute addresses or addressees for Notices; and, thereafter, Notices are to be directed to those substitute addresses or addressees.
9.3Integration. This Agreement embodies the entire agreement and understanding among the Members and supersedes all prior agreements and understandings, if any, among and between the Members relating to the subject matter hereof.
9.4Governing Law. THIS AGREEMENT AND THE RIGHTS OF THE MEMBERS SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS RULE THEREOF.
9.5Resolution of Disputes.
(a)Any disputes arising under or in connection with this Agreement (including any action by Member B to enforce compliance or specific performance with respect to this Agreement) shall, at the election of Member B or the Company, be resolved by binding arbitration, to be held in New York, New York in accordance with the rules and procedures of the American Arbitration Association before three arbitrators. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Nothing herein shall preclude either party from seeking provisional remedies in aid of arbitration, such as a temporary restraining order or preliminary injunction, from a court of competent jurisdiction. Costs of the arbitration or litigation shall be borne equally by the Company and Member B; provided, that costs of attorneys’ fees shall be borne by each party, respectively, regardless of which party is the prevailing party in such dispute. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts due Member B under this Agreement consistent with the past practice and all benefits to which Member B is entitled at the time the disputes arises.
(b)Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(c)To the fullest extent permitted by law, each Member shall have full rights to directly enforce the terms of this Agreement against the Company, the Manager and the other Members, and there shall be no such enforcement right which shall require enforcement by derivative suit or action.

9.6Counterparts. This Agreement may be executed in several counterparts and all counterparts so executed shall constitute one Agreement binding on all parties hereto, notwithstanding that all the parties are not signatories to the original or the same counterpart.
9.7Severability. In case any one or more of the provisions contained in this Agreement or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or impaired thereby.
9.8Inurement. Except as herein otherwise provided, this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, executors, administrators, successors and assigns.
9.9Headings. Headings are used merely for reference purposes and do not affect content in any manner.
9.10Gender. Wherever applicable, the pronouns designating the masculine or neuter shall equally apply to the feminine, neuter and masculine genders. Furthermore, wherever applicable within this Agreement, the singular shall include the plural.
9.11Exhibits. Exhibits, if any, referred to in this Agreement are incorporated by reference into this Agreement.
9.12Waiver of Partition. All Members specifically waive any direct or indirect rights they now have or may hereafter acquire to cause any assets of the Company now or hereafter acquired to be the subject of a partition suit.
9.13Additional Documents. Each Member agrees to execute with acknowledgment, if required, any and all documents and writings which may be necessary or expedient in the confirmation of this Company and the achievement of its purposes; however, such documents shall neither create greater obligation of the Members nor change their Interests unless such is in accordance with the express terms of this Agreement or the operation of its provisions.
ARTICLE 10
AMENDMENTS

This Agreement may be amended only with the unanimous consent of the Members.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth on the first page hereof.

MEMBERS:

NABORS ENERGY TRANSITION SOLUTIONS LLC,

a Texas limited liability company

By: ______________________________

Name:

Title:

REMINGTON ENERGY I, LLC,

a Texas limited liability company

By: ______________________________

Name:

Title:

EXHIBIT A

Hexegen LLC

MEMBERS AND UNIT OWNERSHIP

MEMBER	PERCENTAGE OF CLASS I UNITS	PERCENTAGE OF CLASS II UNITS	INITIAL CAPITAL CONTRIBUTION	INITIAL CAPITAL ACCOUNT
Member A	99.99975%	0%	All assets of the NanoGen business	$32.65 million
Member B	0.00025%	100%	$10,000	$10,000

EXHIBIT B

OFFICERS

Name	Title
Siggi Meissner	President
Michael Csizmadia	Senior Vice President, General Counsel and Secretary